SALES, MARKETING AND MANUFACTURING AGREEMENT

THIS SALES, MARKETING AND MANUFACTURING AGREEMENT (this "Agreement") is made and effective as of September 14, 2009 (the "Effective Date"), by and between **MONOGRAM MEAT SNACKS, LLC**, a Tennessee limited liability company ("Monogram") and **DNA BEVERAGE CORPORATON**, a Nevada corporation ("DNA"). Monogram and DNA are each a "Party" and collectively the "Parties."

WHEREAS, the parties intend that Monogram will manufacture, market and sell, and that DNA will market and sell, Products (defined below) bearing the DNA trademarks and other intellectual property, and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

"Products" shall mean those beef jerky or other meat snack products listed on Exhibit A, which may be amended from time to time by agreement of the Parties.

"Profit Per Unit" shall mean the actual sales price of the Product less the sum of the following per unit costs of Product: (i) trade promotions; (ii) brokerage; (iii) freight; and (iv) Monogram's cost of goods sold. Profit Per Unit shall be calculated in accordance with the principles outlined on Exhibit B.

"Territory" for the Products shall mean the United States of America, its territories and possessions, Canada and Mexico.

2. Appointment. Monogram and DNA will mutually work together to grow the DNA beef jerky and "Shred Stix" brand. Notwithstanding the above, DNA and Monogram shall not have the authority to make any commitments whatsoever on behalf of the other not mutually agreed to in advance of the commitment being made. Monogram and DNA will agree to a marketing plan that will be executed by the Parties. Any joint marketing funds that are generated and accrued on sales of DNA products as a result of sales to customers will be a joint fund managed by mutual consent by both parties.

3. General Duties. The Parties shall use their respective best efforts to promote the Products and maximize the sale of the Products in the Territory. Each Party shall also provide reasonable assistance to the other Party in promotional activities in the Territory such as trade shows, product presentations, sales calls and other activities of Monogram with respect to the Products. Each Party shall report regularly to the other Party concerning sales of the Products and competitive promotional ad pricing activities. The Parties shall devote adequate time and effort to perform their respective obligations.

4. Reserved Rights. Monogram reserves the right to solicit orders directly from and send directly to any buyer of the Product within the Territory.

5. Independent Contractor. DNA is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise, or (iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. Each party shall be responsible for paying all of its income taxes and other taxes charged to it on amounts earned hereunder. All financial and other obligations associated with each Party's business are the sole responsibility of that Party.

6. Indemnification.

a) Indemnification by DNA. DNA shall indemnify and hold Monogram harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of negligence or malfeasant acts of DNA, its employees or its agents.

b) Indemnification by Monogram. Monogram shall indemnify and hold DNA harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of defects in the Products caused by Monogram.

7. Compensation.

a) Sole Compensation. DNA's sole compensation under the terms of this Agreement shall be an amount equal to fifty percent (50%) of the Profit Per Unit for each unit of Product sold by Monogram or DNA (the "Payment").

b) Time of Payment. The Payment on a given order shall be due and payable within thirty (30) days after the end of the calendar month in which Monogram invoices the customer.

c) Right of Offset. DNA acknowledges and agrees that Monogram shall have the absolute right to offset future Payments by one hundred percent (100%) of any losses incurred by Monogram in any previous or current period ("Loss Offsets").

d) Payment Charge-Back. Monogram shall have the absolute right to set cash discounts, to make such allowances and adjustments to accept such returns from its customers, to effectuate Loss Offsets and to write off as bad debts such overdue customer accounts as it deems advisable. In each such case, Monogram shall charge back to DNA's account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, returns, Loss Offsets or bad debts. DNA acknowledges and agrees that it has the obligation to repay to Monogram the amount of any overpayment and if no future amounts are due from Monogram to DNA hereunder DNA agrees to repay such amounts to Monogram as soon as reasonably practicable upon determination of overpayment.

e) Inspection of Records. DNA shall have the right, at its own expense, but not more than once in any three (3) month period, to inspect at reasonable times Monogram's accounting records relating solely to the Products to verify the accuracy of the Payments paid by Monogram under the terms of this Agreement. If the audit correctly reveals that Monogram has underpaid DNA by ten percent (10%) or more, then Monogram shall reimburse DNA for the cost of the audit, in addition to the amount of underpayment.

8. Sale of the Products.

a) Prices and Terms of Sale. Monogram shall provide DNA with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time. DNA shall quote to customers only those authorized prices, delivery schedules, and terms and conditions, and modify, add to or discontinue Products following written notice from Monogram to DNA. Each order shall be governed by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by DNA shall contain a statement to that effect. Notwithstanding the foregoing, decisions regarding trade promotion strategy shall be mutually agreed to by the Parties prior to commitments being made to customers.

b) Up Front Costs. Monogram shall be responsible for one hundred percent (100%) of the costs incurred by it in connection with the art, plates, film, negatives or designs created for use in connection with the packaging and branding of the Products (the "Monogram Up Front Costs"), DNA shall be responsible for one hundred percent (100%) of the costs incurred by it in connection with the artwork, banners, t-shirts, stickers, tents, tabletops, for use in connection with the marketing and branding of the Products (the "DNA Up Front Costs").

c) Orders. All orders for the Products shall be placed with Monogram's customer service department.

d) Acceptance. All orders obtained by DNA shall be subject to acceptance by Monogram at its principal office. DNA shall have no authority to make any acceptance or delivery commitments to customers. Monogram specifically reserves the right to reject any order or any part thereof for any reason.

e) Credit Approval. Monogram shall have the sole right of credit approval or credit refusal for customers in all cases.

f) Invoices. Monogram shall render all invoices directly to the customers. Payments shall be made directly to Monogram.

g) Collection. Full responsibility for collection from customers rests with Monogram, provided that DNA shall at Monogram's request assist in such collection efforts.

9. Product Warranty. Any warranty for the Products shall run directly from Monogram to the end-user of the Products and pursuant to the warranty the qualified end-user shall return any allegedly defective Products to Monogram. DNA shall have no authority to accept any returned Products.

10. Additional Responsibilities.

a) Production Runs. DNA acknowledges and agrees that Monogram shall have the right to produce Products in only full batches. Estimates of batch sizes, by product, are included on Exhibit A. Monogram shall retain any overruns in inventory, at the full cost of Monogram, and use such inventory to satisfy the next purchase order for such Product. Notwithstanding the foregoing, in the event that any retained inventory shall become obsolete, the cost of such inventory shall be added to the cost of goods sold for the purposes of calculating the Payment for that period pursuant to Section 7.

b) Expense of Doing Business. DNA shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement. Except as specifically contemplated by this Agreement (e.g., reimbursement for cost of goods sold and other items), Monogram shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

c) Promotion of the Products. DNA shall at its own expense vigorously promote the sale of and stimulate demand for the Products within the Territory unless mutually agreed to by Monogram, in writing, prior to the commitment. In no event shall DNA make any representation, guarantee or warranty concerning the Products except as expressly authorized by Monogram.

d) Advising of Changes. DNA and Monogram shall promptly advise the other of (i) any changes in its status, organization, personnel, and similar matters, (ii) any changes in the key personnel, organization, and status of any major customers of Monogram in the Territory, and (iii) any

political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of DNA and Monogram, whether harmful or beneficial.

11. Trademarks and Trade Names. DNA retains all rights, title and interest in and to the Products and all intellectual property and proprietary rights throughout the world therein, including, but not limited to, the label, design, trademark, trade name, product UPC numbers, and trade secret rights. All art, plates, negatives or designs prepared for Monogram by either Monogram or Monogram's printer, lithographer, or bag, box or carton manufacturer in connection with the DNA name shall be the exclusive property of DNA and shall remain DNA's property at all times during this agreement and upon notice of termination of this Agreement by either Party.

12. Term and Termination.

a) Term. Subject to the termination provisions set forth in Sections 12(b) and 12(c), the term of this Agreement shall be for the period commencing on the Effective Date and continuing until December 31, 2012 (the "Term"); provided, that if neither Party has provided written notice of termination ninety (90) days prior to the end of the Term or any subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year.

b) Termination by either Party. Either Party shall have the option, but not the obligation, to immediately terminate this Agreement, without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to the other Party at any time should any of the following events of default occur:

(1) immediately if the other Party is or shall: (i) be or become insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; or (ii) make an assignment for the benefit of its creditors; or (iii) file or have filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statute unless such petition is stayed or discharged within ninety (90) days; or (iv) have a receiver appointed with respect to all or substantially all of its assets;

(2) upon thirty (30) days prior written notice if the other Party breaches any provision in this Agreement, and fails to cure such breach within fifteen (15) days from receipt of written notice regarding such breach; or

c) Termination by Monogram. Beginning six months from the first date above and continuing for as long as this Agreement is in effect, Monogram shall have the option, but not the obligation, to immediately terminate this Agreement, without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to the other Party in the event that Monogram has been unable to invoice 90% of the minimum production, as set forth on Exhibit A, within four weeks of production.

d) Effect of Termination. Upon termination of this Agreement, the Parties agree as follows:

(1) General. Upon expiration of the term of this Agreement pursuant to Section 12(a) or notice of termination of this Agreement pursuant to Sections 12(b) or 12(c), Monogram shall immediately cease all manufacturing and sales activities with respect to the Products.

(2) Purchase and Reimbursement. In the event of the expiration of this Agreement or termination by DNA, which results in another manufacturer manufacturing the Products or

substantially similar products, any remaining film, work-in-process, packaging or finished goods shall be purchased by DNA at Monogram's cost; provided however, in the event of termination by DNA, which results in the Products or substantially similar products no longer being manufactured by Monogram or any other manufacturer, the cost of any remaining film, work-in-process, packaging or finished goods shall be added to the cost of goods sold when determining the final Payment due and payable in accordance with Section 7.

(3) Return of DNA's Materials. All of DNA's trademarks, trade names, patents, copyrights, designs, drawings or other data, photographs, literature, and sales aids of every kind shall remain the property of DNA's. Within five (5) days after the termination of this Agreement, Monogram shall return all such items to DNA's at Monogram's expense. Monogram shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Subject to the rights granted in Section 12(d)(1) during the Sell-Off Period, effective upon the termination of this Agreement, Monogram shall cease to use all trademarks, marks and trade name of DNA.

(4) Return of Monogram's Materials. All of Monogram's trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, literature, and sales aids of every kind shall remain the property of Monogram. Within five (5) days after the termination of this Agreement, DNA shall return all such items to company at DNA's expense. DNA shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination of this Agreement, DNA shall cease to use all trademarks, marks and trade name of Monogram.

13. Limitation on Liability. In the event of termination by either Party in accordance with the provisions of this Agreement, neither Party shall be liable to the other, because of the termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Monogram or DNA. Monogram's sole liability under the terms of this Agreement shall be for any unpaid Payments under Section 7.

14. Confidentiality. DNA and Monogram both acknowledges that as a result of its relationship to each other hereunder each party will have access to such information and materials concerning each others business plans, customers, technology, and products that are confidential and of substantial value to each Party , which value would be impaired if such information were disclosed to third parties. Both Parties agree that it shall not use in any way for its own conduct or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other Party. Each Party shall advise the other whether or not it considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by either Party of any confidential information of the other.

15. Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law.

16. Non-Solicitation. Each party recognizes that the other party has and will continue to devote significant resources towards the hiring and training of such party's employees. Each party agrees that during the term of this Agreement and for the period ending one (1) year from the date of this Agreement, such party will not, and will direct its affiliates not to, without the other party's prior written consent, directly or indirectly, solicit for employment or hire, including as a consultant or independent contractor, any person who is currently employed by the other party or any of its affiliates; provided however, that this prohibition shall not apply to general solicitations (including, without limitation,

solicitations made to the public or the industry generally through advertising, electronic listing, recruiting firms or other means) which are not targeted at employees of the other party or any of its affiliates or the hiring of any such person as a result of any such general solicitations. Nothing contained herein shall be deemed to be a waiver of the provisions of any non-competition, non-solicitation, confidentiality or similar between the Company and any of its employees or representatives.

17. Consent to Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this Section may be served on either Party anywhere in the world.

18. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes any prior discussions or agreements between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Party to be charged.

19. Notices. Unless otherwise specified herein, all notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given (i) when hand delivered, (ii) upon delivery when sent by express mail, courier, overnight mail or other overnight or next day delivery service, (iii) when received when sent by facsimile provided that a copy thereof is contemporaneously delivered pursuant to Section 19(i), (ii) or (iv) hereof, or (iv) three (3) days after the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, addressed as follows:

Monogram:	Monogram Food Solutions, LLC 3205 Players Club Parkway Memphis, Tennessee 38125 Attention: Wes Jackson Facsimile: (901) 259-6671
With a copy to:	Baker, Donelson, Bearman Caldwell & Berkowitz 165 Madison, Avenue, Suite 2000 Memphis, Tennessee 38103 Attention: Robert J. DelPriore Facsimile: (901) 577-4271
DNA:	DNA Beverage Corporation 506 NW 77th Street Boca Raton, FL 33487 Attention: Mel Leiner Facsimile: (954) 970 0309

Monogram or DNA may change its address by giving written notice of such change of address to the others.

20. Non-Assignability and Binding Effect. This Agreement may not be assigned in whole or in part by either DNA or Monogram without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

21. Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect.

22. Legal Expenses. The prevailing party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

23. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, each of the Parties to this Agreement has caused this Agreement to be duly executed and delivered as of the Effective Date.

MONOGRAM MEAT SNACKS, LLC

By: Monogram Food Solutions, LLC
Its: Sole Member

By: ______________________
Mark Olivito, VP Business Development

DNA Beverage Corporation

By: ______________________
Darren M. Marks, President

M RM1 1968366 v3
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EXHIBIT A
PRODUCTS AND BATCH SIZES

All Jerky Products: Minimum Production Batches to equal 1,000 lbs of FINISHED product
All Stick Products: Minimum Production batches to equal 2,000 lbs of FINISHED product

EXHIBIT B
PROFIT PER UNIT PRINCIPLES

Profit & Loss Components for Profit Share Payments

* All Costs associated with running DNA business including full trade promotion (reflected in NASP below), brokerage, freight, product returns, un-collectable revenue/bad debts, manufactured cost of sales.

	3.50	3.25	7.00
NASP (Net Average Sell price after trade)	**$ 2.55**	**$ 2.45**	**$ 4.30**
Brokerage-3%	0.08	0.07	0.13
Freight-$.25/lb	$ 0.055	$ 0.051	$ 0.109
Returns/Bad Debts/Uncollectable			
Total Variable Selling	0.13	0.12	0.24
Net Realized Sales Price	2.42	2.33	4.06
COGS	1.97	1.83	3.55
Profit Per Bag	0.45	0.49	0.51
profit share	50%	50%	50%
Profit /unit to Share	0.22	0.25	0.26
profit % sales	9%	10%	6%
SRP	$ 3.99	$ 3.99	$ 7.99
Retailer GP%	36%	39%	46%

* Manufactured Costing example on jerky – All Meat, ingredient, packaging, labor and overhead will be charged to product cost of goods sold.

ORIG BF JRKY 3.25 OZ 12 CT

	Cost Per LB	Cost Per Unit	Cost Per Case
		3.25	2.4375
Meat	5.0362	1.0230	12.2757
Ingredients	0.3678	0.0747	0.8964
Packaging	0.6547	0.1330	1.5959
Labor	1.1059	0.2246	2.6956
OH	1.8500	0.3758	4.5094
Size			
3.25	9.0145	**$ 1.83**	21.9729
3.5		$ 1.97	
7		$ 3.55	